Exhibit 10.5

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

3M COMPANY

3M 2008 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR U.S. EMPLOYEES

[PARTICIPANT NAME]

1.  Grant of Restricted Stock Units.  This Agreement confirms that on [GRANT DATE] (the “Grant Date”), 3M Company (the “Company”) granted you Restricted Stock Units (the “Restricted Stock Units”) with respect to [NUMBER OF SHARES GRANTED] shares of Common Stock of the Company, subject to the terms and conditions of this Agreement and the 2008 Long-Term Incentive Plan (the “2008 Plan”).

2.  Definitions.  Capitalized terms used and not defined herein shall have the same meaning as in the 2008 Plan.

3.  Vesting of Restricted Stock Units.  Your Restricted Stock Units will vest over three years, as long as you remain continuously employed by the Company or an Affiliate from the Grant Date until each vesting date or if you Retire before any such date; provided that such Restricted Stock Units will vest immediately in the event of your death or “disability” within the meaning of section 409A(a)(2)(C) of the Code (upon your demonstration to the satisfaction of the Committee that you are so “disabled”) before such date.  Assuming you have met the conditions for vesting described above, this means that the first one-third of your Restricted Stock Units will vest on the first anniversary of the Grant Date, the second one-third of your Restricted Stock Units will vest on the second anniversary of the Grant Date, and the remaining one-third of your Restricted Stock Units will vest on the third anniversary of the Grant Date.  Once the Restricted Stock Units have vested, the Company will issue in your name and promptly deliver to you the number of shares of Common Stock equal to the number of your vested Restricted Stock Units (less any amounts required to be withheld for tax purposes).  Until your Restricted Stock Units have vested and resulted in the issuance to you of actual shares of 3M Common Stock, they may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of.

4.  Dividend Equivalents.  During the Restricted Period of these Restricted Stock Units, the Company will credit to an account on your behalf Dividend Equivalents equal to the amount of dividends that would have been paid on these Restricted Stock Units had you actually owned the same number of shares of Common Stock of the Company.  On each vesting date of these Restricted Stock Units, the Company will pay you in cash the amount of the accumulated Dividend Equivalents attributable to the number of Restricted Stock Units that vest on such date; provided, however, that in the event any or all of these Restricted Stock Units are forfeited prior to such date then the accumulated Dividend Equivalents attributable to such forfeited Restricted Stock Units will be forfeited as well.

5.  Responsibility for Taxes.  As a condition of the vesting of these Restricted Stock Units (as well as the Dividend Equivalents attributable to such Restricted Stock Units), you agree to assist the Company and/or your employer in satisfying all withholding and payment on account obligations resulting from such vesting.  In this regard, you authorize the Company and/or your employer to withhold all applicable income, payroll or other taxes legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

from proceeds of the sale of shares of Common Stock.  Alternatively, the Company may (1) sell or arrange for the sale of shares of Common Stock that you acquire to meet the withholding obligation for these taxes, and/or (2) withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  If the Company or your employer satisfies the obligation for these taxes due in connection with Restricted Stock Units by withholding a number of shares of Common Stock as described herein, you will be deemed to have been issued the full number of shares of Common

Stock subject to these Restricted Stock Units, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the taxes due as a result of the vesting of the Restricted Stock Units.

6.  Nature of Grant.  In accepting the grant of these Restricted Stock Units, you acknowledge that:

(a)           the 2008 Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the 2008 Plan;

(b)           the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;

(c)           all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Compensation Committee of the 3M Board of Directors;

(d)           your participation in the 2008 Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(e)           the Restricted Stock Units are not part of your regular or expected compensation for any purpose, including, but not limited to, calculating any severance payments, bonuses, life insurance, disability, pension or retirement benefits or similar payments;

(f)            the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the 2008 Plan, or your acquisition or sale of the underlying shares of Common Stock; and

(g)           you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the 2008 Plan before taking any action related to the 2008 Plan.

7.  Governing Law.  These Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, as provided in the 2008 Plan.

For purposes of litigating any dispute that arises concerning the grant of these Restricted Stock Units or this Agreement, you and the Company agree and consent to the jurisdiction of the State of Minnesota, and agree that such litigation shall be conducted in the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, where this grant is made and/or to be performed.

8.  Entire Agreement.  The 2008 Plan and this Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter contained herein.

By accepting the grant of these Restricted Stock Units, you agree to all of the terms and conditions described above and in the 2008 Plan.